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                                                                Exhibit 99.112


                       CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of Calvert Tax Free Reserves (comprised of the Money Market Portfolio, Limited -Term Portfolio, Long -Term Portfolio, California Money Market Portfolio and Vermont Municipal Intermediate Portfolio, hereafter referred to as the "Portfolios") on Form N-1A (File Number 2-69565 and 811-3101) of our reports dated February 11, 2000, on our audits of the financial statements and financial highlights of the Portfolios, which reports are included in the Annual Reports to Shareholders for the year ended December 31, 1999, which are incorporated by reference in the Registration Statement. We also consent to the reference to our under the heading "Financial Highlights" in the prospectus.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2001